Exhibit 99.1

REGISTRATION RIGHTS AGREEMENT

                    THIS REGISTRATION RIGHTS AGREEMENT (the “Registration Rights Agreement”) is dated as of February 25, 2010, and is entered into by and between MAKO Surgical Corp., a Delaware corporation having its principal office at 2555 Davie Road, Fort Lauderdale, Florida 33317 (the “Company”), and Z-Kat, Inc., a Florida corporation having its principal office at 5011 South State Road 7, Suite 106, Davie, Florida 33314 (the “Holder”).

W I T N E S S E T H:

                    WHEREAS, pursuant to the Asset Purchase Agreement, dated as of January 8, 2010 (the “Purchase Agreement”), by and between the Company and the Holder, the Company is issuing shares of the Company’s common stock, $0.001 par value per share (the “MAKO Common Stock”), to the Holder in consideration for certain of the Holder’s intellectual property assets.

                    WHEREAS, the execution of this Registration Rights Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

                    WHEREAS, pursuant to the terms and conditions set forth in this Registration Rights Agreement, the Company and the Holder desire to allow the Holder to sell publicly the shares of MAKO Common Stock acquired or to be acquired by the Holder pursuant to the Purchase Agreement (the shares of MAKO Common Stock issued to the Holder pursuant to the terms of the Purchase Agreement are hereinafter referred to as the “Registrable Shares”) pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (“Act”).

                    NOW, THEREFORE, in consideration of the mutual covenants and promises herein made and mutual benefits to be derived from this Registration Rights Agreement, it is hereby agreed as follows:

          1.       Piggyback Registration.

                    (a) During the period commencing on the date of this Registration Rights Agreement and ending on February 24, 2011, if the Company at any time proposes to file a Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Act with respect to any offering of the MAKO Common Stock for its own account or for the account of any holders (other than (i) a registration of MAKO Common Stock solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, including any Registration on Form S-8 (or any successor form thereto) or (ii) a registration of MAKO Common Stock issued solely in an exchange offer, acquisition or business combination including any registration on Form S-4 (or any successor form thereto)), then, as soon as practicable (but in no event less than fifteen (15) days prior to the proposed date of the initial filing of such Registration Statement), the Company shall give written notice of such proposed filing to the Holder and such notice shall (i) specify the kind and number of securities proposed to be registered and the proposed offering price or prices and distribution arrangements, but only to the extent that such information is reasonably available to the Company at the time that such notice is delivered; (ii) include such other information, if any, that at the time and under the circumstances would be appropriate to include in such notice; and (iii) offer the Holder the opportunity to register such number of Registrable Securities as the Holder may request in writing (a “Piggyback Registration”). Subject to Section 1(b), the Company shall include in such Registration Statement all Registrable Securities requested within two (2) business days after the receipt by the Holder of any such notice (which request shall specify the aggregate amount of Registrable Securities intended to be disposed of by the Holder) to be included in the Registration Statement for such offering pursuant to a Piggyback Registration; provided, however, that if at any time after giving written notice of its intention to register any MAKO Common Stock and prior to the effective date of the Registration Statement filed in connection with such Piggyback Registration, the Company shall determine for any or no reason not to register or to delay registration of any such MAKO Common Stock, then the Company may, at its election, give written notice of such determination to the Holder and, thereupon (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities that were to be registered in such Piggyback Registration. If the offering pursuant to such Registration Statement is to be underwritten, the Holder must participate in such underwritten offering and be subject to the terms and conditions thereof. If the offering pursuant to such Registration Statement is to be on any other basis, then the Holder must participate in such offering on such basis and be subject to the terms and conditions thereof. The Holder shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

                    (b) If the managing underwriter (or underwriters) of any proposed underwritten offering in a Piggyback Registration informs the Company and the Holder in writing that the total amount of securities which the Holder and any other persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered in such offering or the market for the MAKO Common Stock, then the securities to be included in such registration shall be (i) first, 100% of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referenced in clause (i) of this Section 1(b), have been included, the number of Registrable Securities that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect based on the securities requested to be included and (iii) third, and only if all of the Registrable Securities referenced in clauses (i) and (ii) have been included, any other securities eligible for inclusion in such registration.

                    (c) The Company shall only be required to include the Holder’s Registrable Securities in one Piggyback Registration; provided, however, that a Piggyback Registration filed by the Company pursuant to this Section 1 shall not count as the one allowed Piggyback Registration unless all of the Holder’s Registrable Securities requested to be included in such Piggyback Registration are so registered and the Piggyback Registration has become effective under the Act.

          2.       Demand Registration.

                    (a) If as of February 25, 2011, the Holder has determined that it is unable at that time to sell the Registrable Securities free from any of the volume restrictions imposed by Rule 144 under the Act (or any successor rule thereto) and such determination is set forth in a written opinion of Holder’s legal counsel addressed to the Company, then beginning on such date the Holder may make a written request of the Company (“Demand Registration Request”) to file a registration statement (the “Demand Registration Statement”) with the Commission under the Act covering the proposed sale to the public of the specified number of such Registrable Shares on Form S-3 (or any successor form thereto) or any other registration statement form that is available for use by the Company. The Demand Registration Request must be dated, accompanied by the written opinion of Holder’s counsel discussed above, contain a request as to the exact number of Registrable Securities the Holder wishes to register pursuant to a Demand Registration Statement, and be signed by an authorized officer of the Holder. In connection with the filing of the Demand Registration Statement, the Company shall also use commercially reasonable efforts to register or qualify such Registrable Shares covered by such Registration Statement under such U.S. state securities or blue sky laws as the Holder shall reasonably request; provided, however, that, with respect to the foregoing, the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 2(a) it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction. Any offering and sale of Registrable Shares hereunder shall be effected through normal brokers’ transactions on The Nasdaq Global Market or on any securities exchange or market on which the MAKO Common Stock is then listed or traded or in privately negotiated transactions.

                    (b) Subject to Section 3 hereof, upon receipt of a Demand Registration Request in compliance with Section 2(a) from the Holder and subject to the other provisions of Section 2(a), the Company will, as promptly as practicable and in any event within 45 days after receipt of the Demand Registration Request prepare and file with the Commission a registration statement on Form S-3 (or any successor form thereto) or any other registration statement form that is available for use by the Company covering such proposed sale of all Registrable Shares requested to be registered pursuant to the Demand Registration Request.

                    (c) Subject to Section 3 hereof, the Company will use commercially reasonable efforts to have the Registration Statement declared effective under the Act by the Commission (and under applicable U.S. state securities laws by all applicable U.S. state securities authorities) as soon as practicable after the filing thereof and to maintain the effectiveness thereof for a period of not longer than 120 days (or until all Registrable Shares covered thereby have been sold, if such sales are completed before the end of such 120-day period).

                    (d) The Company shall only be required to file one Demand Registration Statement for the benefit of the Holder hereunder; provided, however, that a Demand Registration Statement filed by the Company pursuant to this Section 2 shall not count as the one allowed Demand Registration Statement until it has become effective under the Act and been maintained effective for the period specified in Section 2(c) hereof. The Company shall not be required to file a Demand Registration Statement until such time as any Piggyback Registration relating to the Registrable Securities is no longer effective. Notwithstanding the foregoing, the Company shall have no obligation to file a Demand Registration Statement or to obtain effectiveness of the Demand Registration Statement, or to maintain the effectiveness of the Demand Registration Statement, beginning on the first date on which the holding period for the Registrable Securities set forth in Rule 144 under the Act (or any successor rule thereto) has been satisfied such that the Holder can sell the Registrable Securities free from any of the volume restrictions imposed by Rule 144 under the Act. The Company’s obligations to file a Demand Registration Statement for the benefit of the Holder shall end on February 24, 2012.

                    (e) The Company shall be entitled to include, as part of the Registration Statement filed pursuant to the Demand Registration Request, additional shares of MAKO Common Stock proposed to be sold by other shareholders of the Company or shares of MAKO Common Stock proposed to be issued by the Company; provided, however, that the rights of any other shareholders to include MAKO Common Stock under such Demand Registration Statement shall be subordinate in all respects to the prior rights of the Holder to include Registrable Shares thereunder if a conflict of interests thereunder shall occur among such parties.

          3.        Denial, Postponement or Suspension of Registration. If in the good faith judgment of the Company, following consultation with outside legal counsel, it would be detrimental to the Company and its shareholders for sales and resales of MAKO Common Stock to be made pursuant to a Demand Registration Statement or a Piggyback Registration due to the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose in the Demand Registration Statement or the Piggyback Registration, which disclosure would be premature or otherwise inadvisable at such time or could have a material adverse effect on the Company, then the Company may: (a) postpone, for a reasonable period of time not to exceed 90 calendar days (but in any event not to extend beyond the date of public disclosure of the information, or the date of abandonment or termination of the potential material developments) (i) the filing of a registration statement otherwise required to be prepared and filed by it pursuant to Section 2, and (ii) the effective date with the Commission of the Demand Registration Statement, and (b) suspend sales by the Company, the Holder or any other person under any Demand Registration Statement or pursuant to a Piggyback Registration; provided, however, that in computing the 120-day period for which the Company is required to maintain effectiveness of the Demand Registration Statement, the period of any such suspension shall not be included. The Company shall give prompt written notice to the Holder of any such postponement or suspension and shall likewise give prompt written notice to the Holder of termination of such postponement or suspension. For a period not to exceed 90 calendar days from such notice, the Holder hereby agrees to postpone the sale of any Registrable Shares registered pursuant to the Demand Registration Statement during any postponement or suspension of sales of MAKO Common Stock thereunder by the Company until it is advised in writing by the Company that sales of the Registrable Securities may be resumed.

          4.          Expenses. The Holder participating in a Piggyback Registration and/or a Demand Registration Statement shall pay (a) the expenses of any attorneys, accountants or other advisors or professionals which it or its officers, directors, shareholders or control persons engage in connection with the Holder’s sale of Registrable Shares pursuant to the Piggyback Registration and/or the Demand Registration Statement and (b) all brokerage commissions and discounts, if any, associated with the Registrable Shares being sold by the Holders pursuant to the Piggyback Registration and/or the Demand Registration Statement. The Company shall pay all other costs and expenses incurred by it and the Holder associated with the Piggyback Registration and/or the Demand Registration Statement (including, without limitation, all legal and accounting fees and expenses, printing costs and filing fees incurred by the Company).

          5.          Further Cooperation; Confidentiality. In connection with each of the Piggyback Registration and the Demand Registration Statement, the Holder will furnish or cause to be furnished such further information with respect thereto, and render such further cooperation, to the Company, as the Company may request. Upon receiving any notice from the Company hereunder respecting any contemplated or pending registration statement of the Company, the Holder shall strictly maintain the confidentiality of such contemplated or pending registration statement and shall make no public disclosures or comments with respect thereto, and shall not otherwise trade in any securities of the Company during such period.

          6.          Indemnification

                       (a) General. In connection with any Piggyback Registration or a Demand Registration Statement that may be filed pursuant to this Registration Rights Agreement, the Holder shall indemnify and hold harmless the Company and its respective officers, directors and controlling persons from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements and reasonable expenses of investigation) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the Registrable Shares to be sold or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Holder shall only be liable in any such case to the extent that any such loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to such

Holder as furnished in writing to the Company by or on behalf of the Holder for use in the registration statement or prospectus covering the Registrable Shares to be sold. Except to the extent set forth in the foregoing sentence, the Company shall indemnify and hold harmless the Holder (and, if applicable, its officers, directors, partners and controlling persons) participating in the Piggyback Registration and/or Demand Registration Statement from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements and reasonable expenses of investigation) incurred by the Holder insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or preliminary prospectus or definitive prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

                    (b) Indemnification Procedure. Any person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, provided that the failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is actually prejudiced by such failure; and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnified party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to assume the defense of a claim, will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim (it being understood that the indemnifying party shall not be liable for the expenses of more than one separate counsel in the event of the conflict of interest situation described in this sentence).

                    (c) Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.

                    (d) Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to the indemnified party, then the indemnifying party, instead of indemnifying the indemnified party, shall contribute to and pay the amount paid or payable by such indemnified party as a result of the loss, claim, damage, liability or expenses (collectively, the “Claim”) giving rise to indemnification hereunder in such proportion as is appropriate to reflect the relative fault of the indemnifying and indemnified party in connection with the actions which gave rise to the Claim. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the action in question has been made by, or relates to, information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The Company and the Holder agree that it would not be just and equitable if contribution and payment pursuant to this Section 6(d) were determined by pro-rata allocation or by any other allocation method which does not take into account the equitable considerations referred to in the preceding sentence. The amount paid or payable as a result of a Claim shall include any documented, out-of-pocket legal or other fees and expenses reasonably incurred by such party in connection with such Claim. However, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution and payment from any person who was not guilty of such fraudulent misrepresentation.

          7.       Additional Matters.

                    (a) This Registration Rights Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

                    (b) All notices and other communications which are required under this Registration Rights Agreement or may be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) if sent by facsimile, when receipt thereof is acknowledged by a confirmation copy of the same, (iii) the next business day following the day on which the same has been delivered prepaid to a nationally recognized overnight courier service, or (iv) three business days following deposit in the mail as registered or certified, postage prepaid in each case. All such notices shall be addressed to the parties at their respective addresses first set forth above.

                    (c) Along with the Purchase Agreement and the other agreements and instruments provided therein, as well as the Non-Disclosure Agreement between the parties dated December 10, 2009, this instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior agreements and understandings between the parties.

                    (d) This Registration Rights Agreement may be executed in original or in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and may be transmitted by fax or electronic mail.

                    (e) This Registration Rights Agreement shall not be assigned by Holder without the written consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, any successor and assign of the Company and, if the consent required by this Section 7(e) is properly secured, the successors and permitted assigns of such party. Upon any assignment hereunder, each assignee of the Holder shall become the “Holder” for all purposes under this Registration Rights Agreement. Any assignment in violation of this Section 7(e) shall be null and void for all purposes and the party attempting to effect such an assignment shall be jointly and severally liable for any claims against or incurred by the nonassigning parties as a result of such attempted assignment.

                    (f) In the event that any part of this Registration Rights Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

                    (g) The headings used in this Registration Rights Agreement are for convenience only and shall not constitute a part of this Agreement.

                    (h) Failure by any party at any time to require performance under this Agreement by the other party, or to claim a breach of any provision of this Agreement, shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach of this Agreement or the effectiveness of any provision of this Agreement, or prejudice any party as regards to any subsequent action. A waiver of any right accruing to any party pursuant to this Agreement shall not be effective unless given in writing.

                    IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed all as of the day and year first above written.

MAKO SURGICAL CORP.

By:	/s/ Fritz L. LaPorte
Name: Fritz L. LaPorte
Title: Senior Vice President of Finance and Administration

Z-KAT, INC.

By:	/s/ John R. Whitman
Name: John R. Whitman
Title: Chairman